FOR IMMEDIATE RELEASE

FERRO’S POLYMER ADDITIVES DIVISION

ANNOUNCES PRICING ACTIONS

CLEVELAND, Ohio – September 21, 2004 — Ferro Corporation’s (NYSE: FOE) Polymer Additives Division announced today it will implement additional price increases for its Benzyl Phthalate and Phosphate Ester plasticizers and Benzyl Chloride, effective October 1, 2004.

“The continued increase of petrochemical-based raw material costs has necessitated further price increases for our plasticizer product lines,” commented Peter Thomas, Vice President of Polymer Additives, Pharmaceuticals and Fine Chemicals. “Various geopolitical events coupled with several unexpected supply chain disruptions in the marketplace have resulted in additional raw material cost increases for our business. Unfortunately, raw material costs remain at unprecedented levels, with the potential for volatility in the coming months. These pricing actions are being implemented to maintain profitability in our Polymer Additives business.”

The following increases will take effect October 1, 2004 for North American customers:

•	Benzyl Phthalate plasticizers will increase $0.40 per pound, with a $0.20 per pound temporary voluntary allowance (TVA), for an effective increase of $0.20 per pound.

•	Phosphate Ester plasticizers will increase $0.40 per pound, with a $0.20 per pound temporary voluntary allowance (TVA), for an effective increase of $0.20 per pound.

•	Benzyl Chloride will increase $0.25 per pound, with a $0.15 per pound temporary voluntary allowance (TVA), for an effective increase of $0.10 per pound.

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and recorded sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Todd Tyler, 216-875-7104.

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